United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*
                                 --------------

                                COMPOSITECH LTD.
                                ----------------
                                 Name of Issuer


                                  Common Stock
                                  ------------
                          Title of Class of Securities

                                   204938 10 4
                                   -----------
                                  CUSIP Number


Check the following space if a fee is being paid with this statement --. (A fee is not required if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form, with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 204938 10 4                                                Page 2 of 5
--------------------------------------------------------------------------------
1.       Name of Reporting Person                         Social Security Number
         ------------------------                         ----------------------
         Fred E. Klimpl
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group*
         a.
           -------
         b.
           -------
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
         United States Citizen

--------------------------------------------------------------------------------
Number of Shares                                  5.    Sole Voting Power
Beneficially Owned                                      664,157
                                                  ------------------------------
by Each Reporting                                 6.    Shared Voting Power
Person With                                             -0-
                                                  ------------------------------
                                                  7.    Sole Dispositive Power
                                                        664,157
                                                  ------------------------------
                                                  8.    Shared Dispositive Power
                                                        -0-
                                                  ------------------------------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person
         664,157
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row 9 Excludes Certain Shares*

         -------
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9
         8.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person*
         IN
--------------------------------------------------------------------------------



---------------------------

*        See Instructions

                                  SCHEDULE 13G



ITEM 1 (A).     NAME OF ISSUER:

                COMPOSITECH LTD.

ITEM 1 (B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                120 Ricefield Lane, Hauppauge, New York  11788

ITEM 2 (A).     NAME OF PERSON FILING:

                Fred E. Klimpl

ITEM 2 (B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                120 Ricefield Lane, Hauppauge, New York  11788

ITEM 2 (C).     CITIZENSHIP:

                United States Citizen

ITEM 2 (D).     TITLE OF CLASS OF SECURITIES:

                Common Stock

ITEM 2 (E).     CUSIP NUMBERS:

                204938 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS FILING A:

                n/a

ITEM 4.         OWNERSHIP:

                (a)      Amount Beneficially Owned:

                         664,157

                (b)      Percent of Class:

                         8.5%

                (c)      Number of shares as to which such person has:

                         (i)        sole power to vote or to direct the vote:

                                    664,157

                         (ii)       shared power to vote or direct the vote:

                                    -0-

                         (iii) sole power to dispose or to direct the disposition of:

                                    664,157

                         (iv) shared power to dispose or to direct the disposition of:

                                    -0-

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                n/a

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                n/a

ITEM 7.         IDENTIFICATION  AND  CLASSIFICATION  OF   THE  SUBSIDIARY  WHICH
                ACQUIRED  THE  SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                n/a

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                n/a

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                n/a

ITEM 10.        CERTIFICATION:

                n/a

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date:  February 12, 1998



                                            Signature:   /s/ Fred E. Klimpl
                                                         -----------------------

                                            Name/Title:  Fred E. Klimpl
                                                         -----------------------

                                                         President and Secretary
                                                         -----------------------